LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

CORNING NATURAL GAS HOLDING CORPORATION

And

MIRABITO REGULATED INDUSTRIES, LLC

Dated: March 2, 2020

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 2, 2020, is made and entered into by and between Mirabito Regulated Industries, LLC., a New York limited liability company with an address of 49 Court Street, Binghamton, New York, 13901 ("Seller"), and Corning Natural Gas Holding Corporation, a New York corporation, with an address of _________________________, Corning New York ("Buyer").

RECITALS:

WHEREAS, Seller and Buyer are each the owner of fifty percent (50%) of the issued and outstanding membership interests of Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC ( collectively, the "Company"); and

WHEREAS, upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, fifty percent (50%) membership interest of Seller in the Company (“Membership Interest”) in exchange for the consideration set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. The following terms, as used herein, have the meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term "control", for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

"Agreement" means this Limited Liability Membership Interest Purchase Agreement, including the Exhibits and Schedules hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time.

"Books and Records" means, without limitation, all existing books, ledgers, files, reports, plans, records, correspondence, shareholder consents, board of director minutes and consents, stock ledgers, transfer records and certificates, plats, surveys, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, manuals, maps and engineering data, test and environmental reports, in each case relating solely to the Company, its assets, business or operations.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

"Encumbrance" means any lien, pledge, security interest, option to acquire, claim, easement or other encumbrance.

"GAAP" means generally accepted accounting principles in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

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"Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"IRS" means the Internal Revenue Service.

"Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company, other than effects resulting from: (i) general economic conditions in any of the markets or geographical areas in which the Company operates; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general; (iii) other conditions generally affecting any of the industries in which the Company operates; (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in law or in GAAP or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, required by this Agreement or to which Buyer has expressly consented; or (vii) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Company.

“New York Assets” shall mean the franchise rights and any furniture, fixtures and equipment associated therewith, for any business of the Company located in the State of New York including but not limited to the equity interests of Leatherstocking Gas Development Corporation.

"Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

"Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, occupancy, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge in the nature of (or similar to) taxes imposed by any Taxing Authority or other Governmental Authority, including any interest, addition to Tax or penalties related thereto.

"Tax Return" means any return, report, declaration, information return or other document filed or required to be filed with any Taxing Authority with respect to Taxes.

"Taxing Authority" means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

DEFINED TERM CROSS-REFERENCE

Purchase Price. Section 2.2

Buyer Preamble

Closing. Section 3.1

Closing Date. Section 3.1

Company. Recitals

Membership Interest ………………………. Recitals

PAPUC .......................................................... Section 4.4

Seller .............................................................. Preamble

Seller Schedules............................................. Section 6.8(b)

Updated Schedules ........................................ Section 6.8(a)

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ARTICLE II

PURCHASE OF MEMBERSHIP INTERESTS

Section 2.1 Purchase of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interest.

Section 2.2 Purchase Price. The purchase price for the Membership Interest shall be Three Million Two Hundred Thousand and 00/100 Dollars ($3,200,000.00) (the "Purchase Price"),

Section 2.3 Payment of Purchase Price. Seller shall pay the Purchase Price as follows:

(a)                At Closing, the amount of One Million Nine Hundred Fifty Thousand and 00/100 Dollars ($1,950,000.00) in cash (“Cash”); and

(b)                At Closing, Cumulative Preferred A Shares of Buyer with a face value of $1,250,000 (“Shares”).

ARTICLE III

THE CLOSING

Section 3.1 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Membership Interest and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, 49 Court Street, Binghamton, New York 13901, at 10:00 A.M. local time three (3) Business Days after the conditions to the Closing set forth in Article VIII (other than conditions which by their nature can be satisfied only at the Closing) have been satisfied or waived, or at such other time or place as Buyer and Seller may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date".

Section 3.2 Closing Deliverables.

(a)                           Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer (or, in the case of the Books and Records, make them available to Buyer:

(i)                            Assignment of the Membership Interest, duly executed, in proper form for transfer;

(ii)                          the Books and Records;

(iii)                       evidence of the resignation or removal, as of the Closing, of all Seller related directors and officers of the Company immediately prior to the Closing; and

(iv)                       all other certificates, agreements, instruments or documents required to be delivered by Seller at the Closing pursuant to this Agreement.

(b)                       Buyer Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)                           the Cash;

(ii)                         the Shares; and

(iii)                        all other certificates, agreements, instruments or documents required to be delivered by Buyer at the Closing pursuant to this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization and Related Matters. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

Section 4.2 Authority. Seller has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Seller, and no other proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.3 No Violation. Except as set forth on Schedule 4.3 and assuming that the filings, notifications, authorizations, consents and/or approvals referred to in Section 4.4 (including Schedule 4.4) are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) violate any provision of the Certificate of Organization or Operating Agreement of Seller (b) violate in any material respect any law applicable to Seller, the Company or any of their respective properties or assets, result in the creation of any Encumbrance that has a material effect upon any of the Membership Interest or upon any of the assets or properties of the Company, or (c) violate, conflict with, result in a breach of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound, except in the case of clauses (a) and (c) above, for such violations, Encumbrances, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for (i) any and all approvals of the Pennsylvania Public Utility Commission (the "PAPUC") required by applicable law with respect to the transactions contemplated by this Agreement, (ii) the filings, notifications, authorizations, consents or approvals listed on Schedule 4.4, and (iii) such other filings, notifications, authorizations, consents or approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement, or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 4.5 Ownership. Seller owns, beneficially and of record, the Membership Interest, free and clear of all Encumbrances. Upon consummation of the transactions contemplated hereby, Buyer will own all of the equity of the Company free and clear of all Encumbrances. Seller has the full and unrestricted power to sell, assign, transfer and deliver the Membership Interest to Buyer upon the terms and subject to the conditions of this Agreement. There is no outstanding option, warrant, right, subscription, call, preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire any equity of the Company.

Section 4.6 No Brokers. No broker, investment banker, financial advisor or similar intermediary is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

Section 5.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally, and to general principles of equity (whether considered in a proceeding at Jaw or in equity).

Section 5.3 No Violation. Assuming that the filings, notifications, authorizations, consents and/or approvals referred to in Section 5.4 (including Schedule 5.4) are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Buyer, (b) violate any law applicable to Buyer or any of its properties or assets, or (c) violate, conflict with, result in a breach of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except, in the case of clauses (a) through (c) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Buyer of any of its obligations hereunder.

Section 5.4 Consents and Approvals. Except for (i) any and all approvals of the PAPUC required by applicable law with respect to the transactions contemplated by this Agreement, (ii) the filings, notifications, authorizations, consents or approvals listed in Schedule 5.4, (iii) the filings required by the Securities and Exchange Commission and (iv) such other filings, notifications, authorizations, consents or approvals, the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Buyer of any of its obligations hereunder or thereunder, no consents or approvals of or filings or registrations with any Governmental Authority or other third party are necessary in connection with the execution and delivery by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 5.5 Legal Proceedings. There are no pending or, to the knowledge of Buyer, threatened actions or proceedings, at law or in equity, by or before any Governmental Authority against Buyer or any of its properties or assets that (a) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated by this Agreement or (b) if adversely determined, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Buyer of any of its obligations pursuant to this Agreement. There is no outstanding injunction, order, judgment or decree by or with any Governmental Authority to which Buyer or any of its properties or assets is subject which would, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement.

Section 5.6 Investment Intent of Buyer. The Membership Interest will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer confirms that it has been afforded the opportunity to ask questions and receive answers regarding the Company and has reviewed the data and information it requested from Seller and the Company in connection with this Agreement. Buyer will refrain from transferring or otherwise disposing of any of the Membership Interest acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Membership Interest may bear legends to the effect that the Membership Interest have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

Section 5.7 Brokers. No broker, investment banker, financial advisor or similar intermediary is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Buyer, or any Affiliate of Buyer, in connection with this Agreement or the transactions contemplated hereby.

Section 5.8 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

Section 5.9 Shares. The Shares are fully authorized, validly existing and shall be granted to Seller free and clear of all Encumbrances, including pre-emptive rights. Each Share has an individual face value of $25.00, a maturity date of September 30, 2023 and pays six percent (6%) per annum.

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ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof: (a) except for the events or circumstances contemplated or permitted by this Agreement and (b) except to the extent that Buyer otherwise consents in writing (which consent shall not be unreasonably delayed, conditioned or withheld), Seller and Buyer shall cause the Company to conduct its business in the ordinary course of business consistent with past practices except as otherwise provided in this Agreement, and use commercially reasonable efforts to: (i) preserve intact its present organization; (ii) maintain in effect all material permits necessary to carry on its business as currently conducted; and (iii) preserve material existing relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, Seller shall cause the Company to:

(a)	maintain its assets in the ordinary course of business consistent with past practice;

(b)	maintain the Books and Records in the ordinary course of business consistent with past practice;

(c)               not incur, create or assume any Encumbrance on any of its assets other than in the ordinary course of business consistent with past practice and except for any Encumbrances that will be extinguished, discharged or otherwise removed prior to the Closing;

(d)              not sell, lease, license, transfer or dispose of any assets of the Company other than in the ordinary course of business consistent with past practice; and

(e)	not enter into any commitment to take any of the foregoing actions in the future.

Section 6.2 Public Announcements. Buyer and Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party, except as may be required by applicable law or court process or applicable over the counter (OTC) regulations.

Section 6.3 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.4 INTENTIONALLY DELETED.

Section 6.5 Regulatory Matters; Third Party Consents.

(a)               Buyer and Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Authority which are necessary to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of such Governmental Authority which is necessary to consummate the transactions contemplated by this Agreement.

(b)               Buyer and Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each third party other than a Governmental Authority which are necessary to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of such third party which is necessary to consummate the transactions contemplated by this Agreement.

(c)                   Subject to applicable law relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and shall consult with the other party on, all the information relating to Seller and the Company or Buyer, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of any permit, consent, approval or authorization of a Governmental Authority or other third party necessary to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of obtaining any such permit, consent, approval or authorization. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing party in respect of any such application. In exercising the foregoing rights and obligations, Buyer and Seller shall act reasonably and promptly.

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(d)              Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(e)               Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6 Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

Section 6.7 Notification of Certain Matters.

(a)              During the period between the date hereof and the Closing Date, each party shall give prompt notice to the other party of: (i) the occurrence, or failure to occur, of any event or the existence of any condition known to such party that has caused any of its representations or warranties contained in this Agreement to be materially breached and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(b)              Except as otherwise required pursuant to applicable law, each party hereto shall give prompt notice to the other party of (i) any material communication received from or given to any Governmental Authority in connection with any of the transactions contemplated hereby, (ii) any notice or other communication from or on behalf of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims or investigations commenced or, to such party's knowledge threatened against Buyer, Seller or the Company, as applicable, that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

Section 6.8 Updated Schedules; Disclosures.

(a)              Prior to the Closing, Seller shall have the right to deliver amendments or supplements to its disclosure schedules of this Agreement with respect to any development arising after the date of this Agreement that, if existing on the date of this Agreement, would have been required to be set forth or described therein (any such amendments or supplements, the "Updated Schedules.

(b)              Seller and Buyer acknowledge and agree that that the inclusion of any item or statement in any Schedule or Updated Schedule delivered by Seller pursuant to this Agreement (collectively, the "Seller Schedules"), which item or statement was not required to be included in such documents (because it does not meet a threshold amount for inclusion or for any other reason), shall not be construed to create any obligation to include any item or statement in the same of any different Seller Schedule, which item or statement is not required to be so included (because it does meet a threshold amount for inclusion or for another reason). Any matter disclosed in any Seller Schedule shall be considered disclosed with respect to each other Seller Schedule to the extent the relevance of such disclosure to such other Seller Schedule is reasonably apparent. The inclusion of information in any Seller Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any law, permit or contract or other topic to which such disclosure is applicable.

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ARTICLE VII

TAX MATTERS

Section 7.1 Tax Matters. The parties agree that, except as provided in this Article VII, all Tax matters relating to the Company shall accrue for the benefit or detriment of Buyer. Seller shall not be entitled to any refunds, incentives or other Tax benefits nor shall Seller be responsible for any Tax payments, penalties, fines or other amounts due in respect of or in lieu of, Taxes notwithstanding the benefit or liability relates in whole or in part to the taxable periods prior to Closing. Notwithstanding any other provisions of this Agreement, Seller shall be responsible for any amount of Tax attributable directly or indirectly to (i) the sale of the Membership Interest pursuant to this Agreement, including by reason of any deemed sale of the assets of the Company, (ii) Seller’s ownership of the Membership Interest before the Closing Date, including flow-through Tax liability resulting from the sales or income of the Company, or (iii) capital gains or similar Tax upon the sale of the Membership Interest pursuant to this Agreement.

Section 7.2 Indemnity. Buyer agrees to indemnify and hold harmless Seller against any Taxes, fines, penalties or other amounts owed by or on behalf of the Company, including reasonable attorneys’ fees arising out of any Taxes, returns, assessments, investigations, audits or other circumstances alleged to be due and owing or due and owing by the Company.

Section 7.3 Tax Payments. After the Closing Date, the Company shall make payments of Taxes to appropriate Taxing Authorities to the extent that the Company's share of current Taxes attributable to taxable periods or portions thereof ending on or before the Closing Date exceeds its previously paid share of estimated Taxes.

Section 7.4 Returns and Payments.

(a)              Buyer shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company that are attributable to periods ending on or before the Closing Date. Tax Returns of the Company not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company.

(b)              After the Closing Date, Seller shall pay when due and payable all Taxes with respect to the Company that are unpaid as of the Closing Date and are allocable to Seller pursuant to this Article 7, either directly to the appropriate Taxing Authority or, as appropriate, to Buyer or the Company.

Section 7.5 Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for Taxes paid by the Company for any taxable period or portion thereof ending on or prior to the Closing Date shall be the property of Buyer; provided however, that any refunds for Taxes paid by either Buyer or Seller shall remain the property of Buyer or Seller.

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ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Buyer's Obligations. The obligation of Buyer to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Buyer:

(a)             The representations and warranties of Seller set forth in this Agreement shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct (i) as of the date of this Agreement, giving effect to the Schedules, and (ii) as of the Closing Date as though made as of the Closing Date, giving effect to the Schedules as updated by the Updated Schedules (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)              Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement, to be performed or complied with by Seller on or prior to the Closing Date;

(c)              Seller shall have delivered to Buyer a certificate, executed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 8.l(a) have been satisfied;

(d)              Seller shall have delivered to Buyer resolutions of the board of managers of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby;

(e)               Seller shall have delivered to Buyer a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the officer executing this Agreement on behalf of Seller and the genuineness of such officer's signature; and

(f)               The PAPUC and any other Governmental Authority has consented to consummate the sale of the Membership Interest;

(g)              The parties have transferred the New York Assets to Leatherstocking Gas Company of New York, Inc.

Section 8.2 Conditions to Seller's Obligations. The obligation of Seller to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Seller:

(a)               The representations and warranties of Buyer set forth in this Agreement shall, without giving effect to any materiality or Material Adverse Effect qualifications, be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)              Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement, to be performed or complied with by Seller on or prior to the Closing Date;

(c)               Buyer shall have delivered to Seller a certificate, executed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 8.2(a) have been satisfied;

(d)              Buyer shall have delivered to Seller resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby;

(e)               Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officer executing this Agreement on behalf of Buyer and the genuineness of such officer's signature;

(f)                The PAPUC and any other Governmental Authority have consented to consummate the sale of the Membership Interest;

(g)              The parties have transferred the New York Assets to Leatherstocking Gas Company of New York, Inc.

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ARTICLE IX

INDEMNIFICATION

Section 9.1 Buyer Indemnification. In addition to the indemnification provisions elsewhere in this Agreement, Buyer agrees to indemnify, defend and hold Seller, its respective members, managers, officers, directors, agents and employees, free and harmless of, from and against any losses, claims, damages, costs, liabilities, demands, causes of action, judgments or expenses including court costs and reasonably attorneys’ fees and expenses sustained or incurred by the Seller (i) for any liabilities of any nature of Buyer, whether accrued, absolute or contingent; (ii) arising out of any state of facts relating to Buyer’s or Company’s operations; (iii) arising out of or in connection with the transactions contemplated by this Agreement for any reason whatsoever, attributable to the Buyer but specifically excluding any liabilities reserved to Seller; and (iv) as a result of any of Buyer’s misrepresentation, omission from, inaccuracy in or breach of any such representation or warranty contained in this Agreement or any certificate or instrument furnished under this Agreement. This indemnity provision shall survive Closing.

Section 9.2 Seller Indemnification. Seller agrees to indemnify, defend and hold Buyer, its respective shareholders, officers, directors, agents and employees, free and harmless of, from and against any losses, claims, damages, costs, liabilities, demands, causes of action, judgments or expenses, including court costs and reasonable attorneys’ fees and expenses sustained or incurred by Buyer as a result of any of Seller’s misrepresentation, omission from, inaccuracy in or breach of any representation or warranty contained in this Agreement or in any certificate or instrument furnished under this Agreement. This indemnity shall survive Closing.

Section 9.3 Indemnification Procedure. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Buyer as promptly as practicable (and in any event no later than five (5) business days after the service of the matter giving rise to the indemnification); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party is prejudiced by such failure. After receipt of such notice, the indemnifying party shall take control of the defense and investigation of such lawsuit or action and employ and engage attorneys of its own choice, provided the same are reasonably acceptable to the indemnified party, to handle and defend the same, at the indemnifying party's cost, risk and expense, and the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and provided, further, that the indemnifying party may not affect any settlement of any such claim unless the indemnified party consents in writing in advance to such settlement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Waiver. No action or omission by a party shall constitute a waiver of any of the conditions, covenants, warranties or representations set forth herein, unless such waiver shall be executed in writing by the party for whose benefit such condition, covenant, warranty or representation is designated.

Section 10.2 Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflict of laws principles and except as may be required by the PAPUC. The parties hereto hereby agree that any action under this Agreement shall be maintained exclusively in a federal or state court situated in Steuben County, New York, and hereby agree to such choice of law and venue for all purposes connected herewith and waive any objection that it may have to such jurisdiction.

Section 10.3 Notices. All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be given by overnight mail with a nationally recognized overnight carrier, effective the day after deposit with such overnight carrier, to the address set forth in the introductory paragraph.

Section 10.4 Binding Effect and Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and representatives of the parties hereto. This Agreement shall not be assignable by Buyer except to an affiliate Buyer which assumes Buyer’s rights and obligations hereunder. This Agreement shall not be assigned by Seller without Buyer’s prior written consent.

Section 10.5 Entire Agreement. This Agreement sets forth all the representations, promises, agreements and understandings among the parties hereto with respect to the subject matter hereof, and there are no other representations, promises, agreements or understandings, oral or written, concerning the subject matter hereof, other than as set forth, referred to or incorporated herein.

Section 10.6 Further Assurances. The parties will execute such additional documents and papers and perform and do such additional acts and things as may be reasonably necessary and proper to effectuate and carry out the transactions contemplated by this Agreement.

Section 10.7 Headings. The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.8 Severability. If any provision (or any part thereof) of this Agreement, as applied to any party or to any circumstances, shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. A signed copy of this Agreement or counterpart signature pages delivered by facsimile, pdf, e-mail or other means of electronic transmission or exchange of signature pages shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.10 Construction. The parties acknowledge that they have read, understood and have actively negotiated the terms of this Agreement, have participated in its drafting and have been represented by legal counsel. Thus, the Agreement shall not be deemed the product of any party and shall not be enforced or interpreted any more stringently or strictly against any party.

Section 10.11 Expenses. Each Party will pay all of its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the transactions contemplated hereby.

Section 10.12 Amendment. This Agreement may be amended only by joint written action of the parties hereto.

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SIGNATURES ON SUBSEQUENT PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CORNING NATURAL GAS HOLDING CORPORATION

By: ______________________________

Michael German

President

MIRABITO REGULATED INDUSTRIES, LLC

By: _______________________________

Joseph P. Mirabito

President